Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Johnson & Johnson of our report dated February 17, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Johnson & Johnson 2008 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 28, 2008.  We also consent to the incorporation by reference of our report dated February 17, 2009 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, NJ
December 18, 2009